Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Pulmatrix, Inc. (the “Company”) on Form S-1 of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern dated March 13, 2018, with respect to our audits of the consolidated financial statements of Pulmatrix, Inc. and Subsidiary as of December 31, 2017 and 2016 and for the years then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

New York, NY

March 13, 2018